                                                                    EXHIBIT 10.4

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                           WASATCH OIL & GAS, LLC AND

                           WASATCH GAS GATHERING, LLC

                                    AS SELLER

                                       AND

                            BILL BARRETT CORPORATION

                                    AS BUYER

                          DATED EFFECTIVE APRIL 1, 2002

                           PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
RECITALS..................................................................  1

ARTICLE 1            PURCHASE AND SALE....................................  1

   1.1      PURCHASE AND SALE.............................................  1
   1.2      ASSETS........................................................  1
   1.3      PROPERTY NOT BEING SOLD.......................................  3
   1.4      EFFECTIVE TIME................................................  3

ARTICLE 2            PURCHASE PRICE.......................................  3

   2.1      PURCHASE PRICE................................................  3
   2.2      PERFORMANCE GUARANTEE DEPOSIT.................................  3
   2.3      ALLOCATION OF THE PURCHASE PRICE..............................  3
   2.4      ADJUSTMENT TO PURCHASE PRICE..................................  3

ARTICLE 3            BUYER'S INSPECTION...................................  5

   3.1      ACCESS TO RECORDS.............................................  5
      (a)      Access.....................................................  5
      (b)      No Representation or Warranty..............................  5
   3.2      ACCESS TO PROPERTIES..........................................  5
      (a)      Access.....................................................  5
      (b)      Insurance..................................................  6

ARTICLE 4            TITLE MATTERS........................................  6

   4.1      DEFENSIBLE TITLE TO THE PROPERTIES............................  6
      (a)      Defensible Title...........................................  6
      (b)      Permitted Encumbrances.....................................  6
      (c)      Title Defect...............................................  7
      (d)      Allocated Value............................................  8
   4.2      PURCHASE PRICE ADJUSTMENTS FOR DEFECTIVE INTERESTS............  8
      (a)      Defective Interest.........................................  8
      (b)      Notice of Defective Interest...............................  8
      (c)      Defect Adjustments and Exclusions..........................  8
      (d)      Defect Value...............................................  8
   4.3      CASUALTY LOSS.................................................  9

ARTICLE 5            ENVIRONMENTAL MATTERS................................  9

   5.1      ENVIRONMENTAL REPRESENTATION AND STANDARD.....................  9
      (a)      Environmental Law(s).......................................  9
   5.2      ENVIRONMENTAL NOTICE.......................................... 10
   5.3      REMEDY FOR ENVIRONMENTAL BREACH............................... 10

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
      (a)      Remedy.....................................................  10
      (b)      Exclusion of Affected Asset................................  10
      (c)      Exhibit F Matters..........................................  10
   5.4      LIMITATIONS ON SELLER'S OBLIGATIONS...........................  11
   5.5      ENVIRONMENTAL INDEMNITY.......................................  11
   5.6      APPLICABILITY OF OTHER PROVISION..............................  11
   5.7      BUYER'S REPORTS...............................................  11
   5.8      EXCLUSIVE REMEDY..............................................  12
   5.9      ENVIRONMENTAL DUE DILIGENCE ACTIVITIES........................  12

ARTICLE 6            SELLER'S REPRESENTATIONS AND WARRANTIES..............  12

   6.1      ORGANIZATION AND STANDING.....................................  12
   6.2      POWER.........................................................  12
   6.3      AUTHORIZATION AND ENFORCEABILITY..............................  12
   6.4      LIABILITY FOR BROKERS' FEES...................................  13
   6.5      NO BANKRUPTCY.................................................  13
   6.6      LITIGATION....................................................  13
   6.7      MATERIAL AGREEMENTS...........................................  13
   6.8      TAXES.........................................................  13
   6.9      TAX PARTNERSHIPS..............................................  13
   6.10     LEASE MAINTENANCE.............................................  14
   6.11     GAS IMBALANCES................................................  14
   6.12     COMPLIANCE WITH LAWS, ETC.....................................  14
   6.13     OTHER BURDENS.................................................  14
   6.14     CONDITION OF EQUIPMENT........................................  14
   6.15     NO CHANGES....................................................  14
   6.16     STATEMENT OF COUNSEL..........................................  15

ARTICLE 7            BUYER'S REPRESENTATIONS AND WARRANTIES...............  15

   7.1      ORGANIZATION AND STANDING.....................................  15
   7.2      POWER.........................................................  15
   7.3      AUTHORIZATION AND ENFORCEABILITY..............................  15
   7.4      LIABILITY FOR BROKERS' FEES...................................  15
   7.5      LITIGATION....................................................  15
   7.6      SECURITIES LAWS; SOPHISTICATION OF BUYER......................  15
   7.7      HOLDING COMPANY...............................................  16
   7.8      FINANCIAL RESOURCES...........................................  16
   7.9      INDEPENDENT EVALUATION........................................  16

ARTICLE 8            COVENANTS AND AGREEMENTS.............................  16

   8.1      COVENANTS AND AGREEMENTS OF SELLER............................  16
      (a)      Operations Prior to Closing................................  16
      (b)      Restriction on Operations..................................  17
      (c)      Marketing..................................................  17
      (d)      Consents...................................................  17
      (e)      Status.....................................................  18
      (f)      Notices of Claims..........................................  18
      (g)      Compliance with Laws.......................................  18

      (h)      Insurance......................................................  18
      (i)   Resolution of Retained Matters....................................  18
   8.2      COVENANTS AND AGREEMENTS OF BUYER.................................  18
      (a)      Status.........................................................  18
      (b)      Bonding; Insurance.............................................  18
   8.3      COVENANTS AND AGREEMENTS OF THE PARTIES...........................  18
      (a)      Government Reviews and Filings.................................  18
      (b)      Data and Information...........................................  19
      (c)      Lavinia Well...................................................  19

ARTICLE 9            TAX MATTERS..............................................  20

   9.1      APPORTIONMENT OF TAX LIABILITY....................................  20
   9.2      CALCULATION OF TAX LIABILITY......................................  20
   9.3      TAX REPORTS AND RETURNS...........................................  20
   9.4      SALES AND TRANSFER TAXES..........................................  20

ARTICLE 10           CONDITIONS TO CLOSING....................................  21

   10.1     SELLER'S CONDITIONS...............................................  21
   10.2     BUYER'S CONDITIONS................................................  21

ARTICLE 11           RIGHT OF TERMINATION AND ABANDONMENT.....................  22

   11.1     TERMINATION.......................................................  22
   11.2     LIABILITIES UPON TERMINATION......................................  22
      (a)      Buyer's Breach.................................................  22
      (b)      Seller's Breach................................................  22
      (c)      Termination Without Further Liability..........................  22

ARTICLE 12           CLOSING..................................................  23

   12.1     DATE OF CLOSING...................................................  23
   12.2     PLACE OF CLOSING..................................................  23
   12.3     CLOSING OBLIGATIONS...............................................  23

ARTICLE 13           POST-CLOSING OBLIGATIONS.................................  24

   13.1     POST-CLOSING ADJUSTMENTS..........................................  24
   13.2     RECORDS...........................................................  24
   13.3     TRANSFER AND RECORDING FEES.......................................  24
   13.4     ADDITIONAL PROCEEDS AND INVOICES..................................  25
   13.5     FURTHER ASSURANCES................................................  25
   13.6     SUSPENSE FUNDS....................................................  25

ARTICLE 14           ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION............  25

   14.1     ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY BUYER................  25
   14.2     BUYER'S INDEMNIFICATION OF SELLER.................................  25
   14.3     LIABILITIES AND OBLIGATIONS RETAINED BY SELLER....................  26
   14.4     SELLER'S INDEMNIFICATION OF BUYER.................................  26
   14.5     SELLER'S ADDITIONAL OBLIGATIONS RELATING TO THE RETAINED MATTERS..  26
      (a)      Seller's Retention of Obligations..............................  26
      (b)      Seller's Indemnification of Buyer..............................  26

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
      (c)      Settlement of Claims.......................................  27
      (d)      Escrow Account.............................................  27
      (e)      No Limitations.............................................  27
      (f)      Release of Buyer...........................................  27
      (g)      Survival...................................................  27
   14.6     RESERVATION AS TO NON-PARTIES.................................  28
   14.7     PARENT GUARANTEE; JOINT AND SEVERAL LIABILITY.................  28

ARTICLE 15           MISCELLANEOUS........................................  28

   15.1     EXHIBITS......................................................  28
   15.2     EXPENSES......................................................  28
   15.3     NOTICES.......................................................  28
   15.4     AMENDMENTS....................................................  29
   15.5     ASSIGNMENT....................................................  29
   15.6     ANNOUNCEMENTS.................................................  29
   15.7     HEADINGS......................................................  29
   15.8     COUNTERPARTS..................................................  29
   15.9     REFERENCES....................................................  29
   15.10       GOVERNING LAW..............................................  29
   15.11       ENTIRE AGREEMENT...........................................  29
   15.12       BINDING EFFECT.............................................  30
   15.13       SURVIVAL...................................................  30
   15.14       CLOSING CONDITIONS.........................................  30
   15.15       NO THIRD-PARTY BENEFICIARIES...............................  30
   15.16       LIKE-KIND EXCHANGE.........................................  30
   15.17       JOINT AND SEVERAL LIABILITY................................  30
   15.18       INFORMATION PROVIDED BY SELLER.............................  30
   15.19       DISCLAIMER OF REPRESENTATIONS AND WARRANTIES...............  31
   15.20       DISPUTE RESOLUTION.........................................  32
   15.21       LIMITATION OF LIABILITY....................................  32

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                                    EXHIBITS

                                                          Section
 Exhibit                Description                    where Defined
 -------                -----------                    -------------
    A        Leases/Assets                                1.2

    B        Wells/Allocated Value                        1.2(b)/2.3

    C-1      Gas Gathering System Facilities              1.2(c)

    C-2      Map of Gas Gathering System                  1.2(c)

    D        Form of Assignment,
             Bill of Sale and Conveyance                  12.3(a)

    E        FIRPTA Certificate                           12.3(i)

    F        Environmental Matters                        5.1

    G        Litigation                                   6.6

    H        Excluded Equipment                           1.2(f)

    I        Material Agreements                          1.2(e)

    J        Sheriff's Deed                               14.5(a)

    K        Escrow Agreement                             14.5(d)

                           PURCHASE AND SALE AGREEMENT

            THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated April ___, 2002 is by and between Wasatch Oil & Gas LLC, a Utah limited liability company, and Wasatch Gas Gathering, LLC, a Utah limited liability company, whose address is P.O. Box 699, Farmington, Utah 84025-0699 (jointly "Wasatch" or "Seller") and Bill Barrett Corporation, a Maryland corporation, whose address 1099 18th Street, Suite 2300, Denver, Colorado 80202 ("Buyer").

                                    RECITALS

            A. Seller owns and has decided to sell certain of its real and personal property interests in certain oil and gas properties located in Carbon and Duchesne Counties, Utah, as described in Section 1.2 below (collectively, the "Assets").

            B. Buyer has conducted an independent investigation of the nature, extent and potential of the Assets and desires to purchase the Assets pursuant to the terms of this Agreement.

                                    AGREEMENT

            In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

            1.1 PURCHASE AND SALE. Seller agrees to sell and Buyer agrees to purchase the Assets pursuant to the terms of this Agreement.

            1.2 ASSETS. The interest in and to the real property and the other types of property associated therewith as described in this Section 1.2 may be referred to collectively as the "Assets." The Assets are comprised of the following:

                  (a) All of Seller's right, title and interest in and to the oil and gas leases specifically described in Exhibit A (collectively, the "Leases"), the royalties, overriding royalties, net profits interests, production payments and other interests, if any, owned by Seller burdening the Leases, and any and all right, title and interest in and to the oil, gas and all other hydrocarbons in, on or under the lands covered by the Leases (the "Lands") and other hydrocarbons and products, whether liquid or gaseous, produced from such Leases or Lands ("Hydrocarbons") after the Effective Time and all other minerals of whatever nature in, on or under the Leases and Lands and lands pooled or unitized therewith.

                  (b) The oil and gas wells located on the Leases and Lands, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described in Exhibit B, whether producing or non-producing and whether fully or properly described or not, (the

"Wells"), all injection and disposal wells on the Leases or Lands, and all personal property and equipment associated with the Wells as of the Effective Time.

                  (c) The gas gathering system related to the Leases and the Lands, as depicted and described on Exhibit C-1 and C-2, including without limitation all of the equipment and other personal property, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way and easements used in connection with the system (collectively the "Gas Gathering System").

                  (d) The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby to the extent that they relate to or affect any of Seller's properties and interests described in Sections 1.2(a) and (b) or the production of Hydrocarbons, if any, attributable to said properties and interests after the Effective Time.

                  (e) The rights, to the extent transferable, in and to existing and effective oil, gas, liquids, condensate, casinghead gas and natural gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments, insofar only as they relate to any of Seller's properties and interests described in Sections 1.2(a), (b) (c) and (d), excluding, however, any insurance contracts (the "Agreements"). The Agreements that are material to the ownership and operation of the Assets are referred to herein as the "Material Agreements" and are set forth in Exhibit I.

                  (f) With the exception of the equipment listed on Exhibit H, which is excluded from this Agreement (the "Excluded Equipment"), all of the personal property, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way and easements, including, without limitation the rights of way and easements set forth on Exhibit A, surface leases and other surface rights (including, but not limited to, any wells, tanks, boilers, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities) located on or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 1.2(a) through (e) to the extent that they are located on or used in the operation of the Assets as of the Effective Time, and all contract rights (including rights under leases to third parties) related thereto.

                  (g) The files, records, data and information relating to the items described in Sections 1.2(a) through (f) maintained by Seller (the "Records"), including without limitation, accounting files to the extent related to the Assets, lease files, land files, well files, gas, oil and other hydrocarbon sales contract files, gas processing files, division order files, abstracts, title opinions, all electronic files directly related to the Assets, AFEs, geological and seismic data to the extent such seismic data can be transferred to Seller, and all other information of every type related exclusively or primarily to any of the Assets, but excluding the following: (i) all of Seller's internal appraisals and interpretive data related to the Assets,
(ii) all information and data under contractual restrictions on assignment,
(iii) all privileged information, (iv) Seller's corporate, financial, employee and general tax records that do not relate exclusively to the Assets and (v) all accounting files that do not relate to the Assets.

            1.3 PROPERTY NOT BEING SOLD. THE OVERRIDING ROYALTY INTERESTS PREVIOUSLY CONVEYED TO SELLER BY ASSIGNMENT OF OVERRIDING ROYALTY INTEREST RECORDED IN BOOK 495 AT PAGES 588 AND 591, CARBON COUNTY, UTAH AND BOOK M297 AT PAGE 348, DUCHESNE COUNTY, UTAH.

            1.4 EFFECTIVE TIME. The purchase and sale of the Assets shall be effective as of April 1, 2002, at 7:00 a.m. Mountain Standard Time (the "Effective Time").

                                    ARTICLE 2

                                 PURCHASE PRICE

            2.1 PURCHASE PRICE. The purchase price for the Assets shall be Eight Million Fifty Thousand Dollars ($8,050,000.00) (the "Purchase Price"). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to
Section 2.4.

            2.2 PERFORMANCE GUARANTEE DEPOSIT. Upon execution of this Agreement, Buyer shall deliver to Seller a performance guarantee deposit by wire transfer of immediately available funds equal to Eight Hundred Five Thousand Dollars ($805,000.00) (the "Deposit"). The Deposit shall be credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Article 11.

            2.3 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on Exhibit B. The value allocated to an interest as set forth in Exhibit B may be referred to as the "Allocated Value" for that interest.

            2.4 ADJUSTMENT TO PURCHASE PRICE. All Purchase Price adjustments shall be made according to the factors described in this Section 2.4. The Purchase Price shall be adjusted at Closing pursuant to the "Preliminary Settlement Statement" prepared by Seller and submitted to Buyer five (5) days prior to Closing for Buyer's comment and review. Buyer and Seller shall mutually agree on the Preliminary Settlement Statement prior to Closing, with any disagreements to be handled in the Final Settlement Statement and the dispute resolution mechanism set forth in Section 13.1(b). The Preliminary Settlement Statement shall set forth the Closing Amount and all Purchase Price adjustments and associated calculations. The term "Closing Amount" means the Purchase Price adjusted at Closing as provided in this Section 2.4, using the best information available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement.

            For the purposes of this Agreement, the term "Capital/LOE/JIB Expenses" shall mean all capital expenses, joint interest billings, lease rental and maintenance costs, royalties, Taxes (as that term is defined in Article 9), drilling expenses, workover expenses, geological, geophysical and other exploration expenditures chargeable under applicable operating agreements consistent with the standards established by the Council of Petroleum Accountants Societies of North America ("COPAS") that are attributable to the maintenance and operation of the Assets during the period in question.

            (a)   The Purchase Price shall be adjusted upward by the following:

                  (1) the value of all of Seller's interest in merchantable oil and other liquid hydrocarbons in storage tanks above the pipeline connections at the Effective Time as shown by actual gauging reports that is credited to the Assets, as applicable, such value to be the actual price received upon sale, less applicable taxes and gravity adjustments deducted by the purchaser of such oil or natural gas liquids;

                  (2) the amount of all actual direct costs and expenses attributable to the Assets during the period after the Effective Time, including, without limitation the Capital/LOE/JIB Expenses incurred and paid by Seller (and approved by Buyer, if such approval is required pursuant to Section 8.1) in accordance with generally accepted accounting principles consistently applied in the oil and gas industry ("GAAP"); and

                  (3) to the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses that are in accordance with GAAP, attributable to all or any portion of the Assets during the period after the Effective Time, which were paid by or on behalf of Seller, and which will inure to the benefit of Buyer, including, without limitation, oil and gas lease and rights-of-way rentals, applicable insurance costs, prepaid utility charges, equipment rentals, and prepaid Taxes (such Taxes to be apportioned pursuant to Article 9).

            (b) The Purchase Price shall be adjusted downward by the following:

                  (1) proceeds received by Seller (net of applicable taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period after the Effective Time;

                  (2) the amount of all Capital/LOE/JIB Expenses that remain unpaid by Seller or that have been paid by Buyer that are attributable to the period prior to the Effective Time;

                  (3) an amount equal to the sum of all Defect Adjustments and Exclusion Adjustments; and

                  (4)   the amount of the Deposit

            (c) The Purchase Price may be adjusted downward or upward for (i) the amount of all documented pipeline imbalances as of the Effective Time for the account of Seller and (ii) as appropriate, by an amount equal to $1.50 per MCF for any gas which Seller may be entitled to take or be obligated to deliver in excess of its net revenue interest in the Wells as a result of underproduction or overproduction by Seller from such Wells, such amount to be determined as of the Effective Time. To the extent there is an upward or downward adjustment for any pipeline imbalances, the Purchase Price shall be adjusted upward or downward, as appropriate, based upon the first-of-the month price of spot gas delivered to pipelines for the Questar system closest the production, as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs times the net overdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the parties shall select a comparable publication.

                                    ARTICLE 3

                               BUYER'S INSPECTION

            3.1   ACCESS TO RECORDS.

                  (a) Access. Prior to Closing and subject to Section 8.3(b), Seller will disclose and make available to Buyer and its representatives at Seller's offices and during Seller's normal business hours, all Records as may be reasonably requested by Buyer for the purpose of permitting Buyer to complete its due diligence review. Seller shall permit Buyer to inspect the Records only to the extent, in each case, that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. Subject to the consent and cooperation of third parties, Seller will cooperate with Buyer in Buyer's reasonable efforts to obtain, at Buyer's sole expense, such additional information relating to the Wells and associated drilling and spacing units as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

                  (b) No Representation or Warranty. The Records are files or copies thereof that Seller has used or generated in its normal course of business. SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY STATEMENTS, WRITTEN OR ORAL, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT, MADE REGARDING INTERPRETATION OF OR CONCLUSIONS TO BE DRAWN FROM THE RECORDS, OR OF BUYER'S RIGHT TO RELY THEREON. SELLER SHALL NOT HAVE ANY LIABILITY TO ANY PERSON OR ENTITY CLAIMING TO HAVE RELIED THEREON EXCEPT AS AND TO THE EXTENT SELLER KNOWS THE SAME TO BE INACCURATE OR INCOMPLETE IN ANY MATERIAL RESPECT. Buyer acknowledges that any conclusions drawn from the Records are the result of its own independent review and judgment.

            3.2   ACCESS TO PROPERTIES.

                  (a) Access. After the execution of this Agreement, upon advance notice, Seller will grant Buyer and/or Buyer's authorized representatives, agents and employees during reasonable business hours, reasonable access to the Assets to allow Buyer to conduct, at Buyer's sole risk and expense, on-site inspections and environmental assessments of the Wells and Equipment, copies of which, inclusive of supporting data and whether in draft or final form, shall be provided to Seller at the same time provided to Buyer. In connection with such on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets. Buyer shall repair, without delay and at its own cost and expense, and hold Seller harmless from, any damage to any of the Assets which may be caused by Buyer's inspection of such Assets or entrance on to any related property of the Seller. In connection with granting such access, and, except to the extent that such claims are caused by the gross negligence or willful misconduct of Seller, Buyer waives and releases all claims against Seller, its directors, officers, employees, agents and representatives for injury to, or death of persons or damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer or its employees on the Wells and Equipment, and Buyer agrees to indemnify, defend and hold harmless Seller, its affiliates, directors, officers, employees, agents and representatives from and against all such claims.

                  (b) Insurance. In connection with exercising its rights under this Section 3.2 of access to any Well or associated drilling and spacing unit, Buyer represents to Seller that it has in force and effect comprehensive liability and property damage, automobile and workmen's compensation insurance with respect to Buyer and its agents, in accordance with standard industry practice.

                                    ARTICLE 4

                                  TITLE MATTERS

            4.1   DEFENSIBLE TITLE TO THE PROPERTIES.

                  (a) Defensible Title. The term "Defensible Title" to the Assets means such title of Seller that, subject to and except for the Permitted
Encumbrances: (i) entitles Seller to receive not less than the net revenue interest ("NRI") for the depths or formations, if any, set forth for each Well (unit interest or leasehold interest, as applicable) and Lease on Exhibit B;
(ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well (unit interest or leasehold interest, as applicable) in an amount not greater than the working interest ("WI") therefore as set forth on Exhibit B; and (iii) is free and clear of encumbrances, liens and defects that would create a material impairment of use and enjoyment of or loss of interest in the affected property.

                  (b) Permitted Encumbrances. The term "Permitted Encumbrances" shall mean:

                        (1) lessors' royalties, overriding royalties, overriding royalties owned by Seller as described in Section 1.3, net profits interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of all such burdens does not operate to reduce the NRI for a particular Asset below that set forth on Exhibit B;

                        (2) any preferential rights to purchase and required third party consents to assignments of contracts and similar agreements for which written waivers or consents are obtained prior to Closing;

                        (3) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                        (4) all rights to consent by, required notices to, filings with, or other actions by federal, state or local entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

                        (5) rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

                        (6) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected Asset;

                        (7)   such Title Defects as Buyer has waived;

                        (8)   the terms and conditions of the Material
         Agreements;

                        (9) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

                        (10) rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable laws, rules, regulations and orders of general applicability in the area; and

                        (11) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business.

                  (c) Title Defect. The term "Title Defect" means any material encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders Seller's title less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

                        (1) defects based on lack of information in Seller's files;

                        (2) defects in the chain of title consisting of the mere failure to recite marital status in a document or successors of heirship proceedings in a document, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Asset;

                        (3)   lack of a survey;

                        (4) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription;

                        (5) defects based on failure to record leases issued by any state or the United States of America (or any assignments of record title or operating rights in such leases), in the real property or other county records of the county in which such Asset is located if such recordation is not necessary to constitute constructive notice of such leases pursuant to applicable statutes of limitation for adverse possession or prescription; and

                        (6)   the Retained Matters (as defined in Section 14.5).

                  (d) Allocated Value. If an Asset has not been given an Allocated Value, or if the Asset's Allocated Value is zero, Seller shall be deemed to have Defensible Title to such Asset, without liability or obligation thereof to Buyer by Seller.

            4.2 PURCHASE PRICE ADJUSTMENTS FOR DEFECTIVE INTERESTS. For the purposes of this Section 4.2, the deductibles set forth below apply to the aggregate of Seller's interests in the Assets are identified on Exhibit B.

                  (a) Defective Interest. For the Assets, "Defective Interests" means such Asset(s) affected by a Title Defect(s) that reduces the Allocated Value of the affected Asset(s) by more than $25,000.00 in the aggregate for all affected Assets (such amount to be net to Seller's interest, and such amount to be called the "Title Deductible"). The amount by which the Allocated Value(s) of the affected Asset(s) has been reduced by a Title Defect(s) shall be calculated in accordance with Section 4.2(d) (the "Defect Value").

                  (b) Notice of Defective Interest. Buyer shall give Seller written "Notice of Defective Interests" as soon as possible but no later than on or before three (3) business days prior to Closing at 5:00 p.m., Mountain Time (the "Title Defect Notice Date"). Such notice shall be in writing and inclusion of the following elements shall be a condition precedent to the effectiveness of the Notice of Defective Interests: (i) a description of the Defective Interests, including Buyer's basis for such characterization, (ii) the Allocated Value of the affected Asset, and (iii) the Defect Value and the computations upon which Buyer's belief is based. If Buyer does not deliver a timely and valid Notice of Defective Interests for a particular Asset, title to such Assets shall be deemed to be Defensible Title.

                  (c) Defect Adjustments and Exclusions. Subject to Sections 4.2(a) and (b), if an Asset is affected by Defective Interests, the Purchase Price shall be reduced in accordance with Section 2.4 by the Defect Value (which reduction shall be called a "Defect Adjustment") unless, (i) Buyer agrees to waive the relevant Title Defect, (ii) the basis for treating such property as a Defective Interest has been removed by Seller at its sole cost and expense prior to the Closing Date, or (iii) Seller and Buyer reach a subsequent agreement regarding cure of the Defective Interest prior to Closing. Provided, however that, for purposes of Section 2.4, the Purchase Price shall be reduced by the amount of the total Defect Values in excess of $25,000.00 (which amount is a deductible, not a threshold).

                  (d) Defect Value. In determining which portions of the properties are Defective Interests, it is the intent of the parties to include, to the extent possible, only that portion of the affected Asset (whether a Well, unit or leasehold interest, as applicable) materially and adversely affected by the defect or basis for such property being treated as a Defective Interest. The Defect Value shall not exceed the Allocated Value of the Asset and shall be determined by the parties in good faith taking into account the Title Deductible per Title Defect and all relevant factors, including, but not limited to, the following:

                        (1)   The Allocated Value of the affected property;

                        (2) The potential or actual reduction in the warranted NRI of the Defective Interest, or the potential or actual increase in the warranted WI to the extent such increase is not accompanied by a corresponding increase in NRI;

                        (3) If the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

                        (4)   The legal effect of the Title Defect; and

                        (5) If the Title Defect is a lien or encumbrance on the property, the cost of removing such lien or encumbrance; provided however, there shall be no Title Deductible for a Title Defect which is a lien.

            4.3 CASUALTY LOSS. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, is taken or threatened to be taken in condemnation or under the right of eminent domain (a "Casualty Loss"), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair such Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the "Net Casualty Loss") and Seller shall retain all of Seller's rights to any insurance payments, awards or other payments from third parties arising out of the Casualty Loss.

                                    ARTICLE 5

                              ENVIRONMENTAL MATTERS

            5.1 ENVIRONMENTAL REPRESENTATION AND STANDARD. Seller represents that to its best knowledge, and except for all matters listed on Exhibit F: (i) in conducting operations on the Assets, Wasatch, as operator of the Assets, has complied in all material respects with Environmental Laws, or if Wasatch is not the operator of the Assets, the operator of the Assets has complied in all material respects with Environmental Laws, (ii) there does not exist any material litigation, binding arbitration, orders or proceedings under any Environmental Law seeking money damages, injunctive relief, remedial action, penalties, or cost recovery in connection with operations conducted on the Assets, and (iii) there does not exist any material condition with respect to the Assets which could reasonably be the basis for a claim of a violation under Environmental Laws. The facts stated in the foregoing representation, but without regard to Seller's knowledge, are referred to herein as the "Environmental Standard." Seller shall have no liability for the breach of the foregoing representation, or for the failure of the Environmental Standard to be true, except to the extent provided in Section 5.3.

                  (a) Environmental Law(s). "Environmental Law(s)" means statutes, and the rules and regulations promulgated thereunder, compacts, treaties, conventions, rules, regulations, codes, plans, requirements, criteria, standards, orders, decrees, judgments, injunctions, notices or demand letters issued, promulgated or entered by any federal, state or local governmental entity

("Laws") relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, naturally occurring radioactive materials ("NORM"), chemicals or industrial, toxic or hazardous substances ("Pollutants") on or into the environment (including without limitation ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land (surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants. Environmental Laws does not include laws concerning (i) restoration or reclamation that does not involve Pollutants;
(ii) Man Made Material Fibers ("MMMF"); (iii) plugging and abandonment of wells; or (iv) employee health and safety.

            5.2 ENVIRONMENTAL NOTICE. On or before three (3) business days prior to Closing at 5:00 p.m., Mountain Time, Buyer may give Seller notice (an "Environmental Notice") of any fact or circumstance that evidences the material breach of Seller's representation in Section 5.1, or that is materially in conflict with the Environmental Standard for matters related to operations (either, an "Environmental Breach"); provided, however, that Buyer hereby waives its right to give Seller an Environmental Notice pertaining to the Gas Gathering System, regardless of any such material breach and/or material conflict. An Environmental Notice shall only be valid and effective, if and only if it satisfies all of the following conditions precedent:

                  (a) The Environmental Notice must be substantiated in good faith by Buyer's environmental experts and supported by reasonable supporting documentation; and

                  (b) The Environmental Notice must state Buyer's good faith estimate of the amount of Loss (as defined in Article 14) potentially to be incurred by Buyer on account of the Environmental Breach.

            5.3 REMEDY FOR ENVIRONMENTAL BREACH. If Buyer gives a valid Environmental Notice in accordance with Section 5.2, Seller may provide for one of the remedies in Section 5.3(a) with respect to the Environmental Breach that is the subject of such Environmental Notice, but each such remedy, and the aggregate of all remedies shall be limited in accordance with Section 5.4.

                  (a) Remedy. If Buyer delivers a valid Environmental Notice to Seller, Seller, at its election, shall have the option of (i) remediating the Environmental Breach to the satisfaction of Buyer or the appropriate state and federal agencies having jurisdiction, or (ii) paying Buyer's good faith estimate of the amount of all Losses associated with the Environmental Breach, and thereafter, Buyer shall waive and indemnify Seller for all Losses associated with such Environmental Breach, up to a maximum of the Allocated Value for the affected Asset(s).

                  (b) Exclusion of Affected Asset. For Assets affected by a valid Environmental Notice delivered prior to Closing, if the cost associated with the Loss which is reasonably expected to be incurred by Buyer under this
Article 5 with respect to an Asset after application of the limitations set forth in Section 5.4, is greater than 20% of the Allocated Value of the particular Asset, Seller may, at its option, exclude the Asset from this Agreement, and the Purchase Price shall be reduced by the Allocated Value of such Asset (an "Exclusion Adjustment").

                  (c) Exhibit F Matters. Notwithstanding anything in this Agreement to the contrary, Buyer's sole remedy and Seller's sole obligation regarding the matters described on Exhibit F shall be as follows: Seller shall obtain all necessary permits and/or remediate such matters in order to be in compliance with Section 6.12, below, within ninety (90) days after Closing, at Seller's sole cost and expense. Seller shall provide Buyer with all permits and other documentation reasonably necessary to evidence such compliance.

            5.4 LIMITATIONS ON SELLER'S OBLIGATIONS. Seller's obligations under this Article 5 are limited as follows:

                  (a) For valid Environmental Notices, and subject to the aggregate limitations in Section 5.4(b), Seller's obligations shall only arise if the Cleanup or Loss indemnification obligation to Buyer on account of an Environmental Breach is expected to exceed a deductible of $50,000.00 net to Seller's account per "Incident" or condition. If the Loss from an Environmental Breach that is a spill, release, discharge, or emission (a "Release") of the same substance that occurs or reoccurs in the same general contaminated area on account of a singular cause or course of conduct, such a Release shall be considered as a single Incident.

                  (b) Seller's obligations shall apply only to the amount of all Losses exceeding the deductible in Section 5.4(a) which also in the aggregate exceed a deductible amount of $100,000.00 net to Seller's account; provided, however, that Seller's aggregate liabilities under this Article 5 shall not exceed the aggregate of the Allocated Values of the affected Assets.

            5.5   ENVIRONMENTAL INDEMNITY. Except as expressly provided in this
Article 5, upon Closing, Buyer shall assume all risk, liability, obligation and Loss in connection with, and shall defend, indemnify and save and hold harmless Seller and its affiliates, officers, directors, shareholders, representatives, employees, agents, successors, and assigns (collectively, "Indemnified Parties"), forever from and against all Losses incurred by such Indemnified Parties in connection with any Environmental Matter. "Environmental Matter" shall mean the following matters arising in connection with the Assets regardless of whether incurred with respect to events occurring prior to or after the Effective Time: (i) the violation of, and compliance with past, present and future laws relating to environmental matters, including Environmental Laws (which shall for purposes of this Section 5.5 include common law); (ii) remediation and restoration of the Assets, including, without limitation, plugging and abandonment and remediation of Well sites; (iii) NORM;
(iv) MMMF; (v) laws relating to public or employee health and safety; and (vi) damage to persons or property on account of Pollutants.

            Provided, however, and only to the extent the parties have not agreed otherwise, Seller shall indemnify and save and hold harmless Buyer and its affiliates, officers, directors, shareholders, representatives, employees, agents, successors, and assigns from and against all Losses arising out of or attributable to, in whole or in part, either directly or indirectly, the condition or operation of the Assets at any time before the Closing Date that is determined to be the result of or caused in whole or in part by Seller's violation of, failure to fulfill duties imposed by or incurrence of liability under, any Environmental Law. Buyer shall identify such Losses in a form similar to that prescribed for Environmental Notices in Section 5.2.

            5.6 APPLICABILITY OF OTHER PROVISION. Section 14.5 (Reservation as to Non-Parties) shall apply to the obligations and indemnifications provided in this Article 5.

            5.7 BUYER'S REPORTS. Buyer shall provide to Seller, any third party reports, or sections thereof, addressing the particular alleged Environmental Breach, commissioned by Buyer concerning an alleged Environmental Breach as set forth in a valid Environmental Notice, such third party environmental report, or part thereof, to be included with the Environmental Notice, subject to the parties' obligations under Section 3.2.

            5.8 EXCLUSIVE REMEDY. Notwithstanding anything else in this Agreement to the contrary, this Article 5 is the exclusive agreement and only remedy of Buyer in regard to Environmental Matters even if some other provision of this Agreement by its terms would otherwise cover Environmental Matters.

            5.9 ENVIRONMENTAL DUE DILIGENCE ACTIVITIES. For the purposes of this Agreement, Buyer has already or will, to the extent it deems appropriate, conduct all of its environmental due diligence activities with respect to the Assets prior to the expiration of the period during which Buyer is entitled to give Seller Environmental Notices (such period being the "Environmental Due Diligence Period"). Such due diligence activities shall be conducted in accordance with and subject to the provisions of Section 3.2. During the Environmental Due Diligence Period, Buyer agrees: (i) to keep any data or information (including all analysis of such data) relating to Environmental Matters acquired by Buyer strictly confidential among Buyer and Seller, (ii) to immediately inform Seller if Buyer discovers a breach of the Environmental Standard that would result in a material Loss, and thereafter consult with Buyer to formulate a mutually agreeable course of action to address the Environmental Matter, including consultations with appropriate governmental personnel.

                                    ARTICLE 6

                     SELLER'S REPRESENTATIONS AND WARRANTIES

           Seller makes the following representations and warranties:

            6.1 ORGANIZATION AND STANDING. Wasatch Oil & Gas LLC, is a limited liability company duly organized, validly existing and in good standing under the law of the State of Utah and is duly qualified to carry on its business in the State of Utah. Wasatch Gas Gathering, LLC, is a limited liability company duly organized, validly existing and in good standing under the law of the State of Utah and is duly qualified to carry on its business in the State of Utah. Wasatch Group, LLC, is a limited liability company duly organized, validly existing and in good standing under the law of the State of Utah and is duly qualified to carry on its business in the State of Utah.

            6.2 POWER. Seller has all requisite corporate power and authority to carry on its businesses as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Seller's organizational documents, bylaws or any material provision of any agreement or instrument to which is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it. The provisions of this Section shall specifically include Seller's right to transfer and convey to Buyer rights of access, rights to operate and other rights associated with the Assets notwithstanding the pendency of the Retained Matters.

            6.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on Seller's part. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

            6.4 LIABILITY FOR BROKERS' FEES. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

            6.5 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Seller, based upon reasonable inquiry and investigation, threatened against Seller.

            6.6 LITIGATION. Except for matters described on Exhibit G, to the best of Seller's knowledge, Seller has not received written notice of any pending proceeding, "Notice of Violation," action, suit, claim or investigation before any federal, state or other governmental court, agency or other instrumentality involving Seller or the Assets. To the best of Seller's knowledge there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or threatened against Seller before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement. Exhibit G sets forth Seller's description of certain matters and its incorporation into this Agreement is not intended nor shall it be construed as any agreement by Buyer with Seller's assessment.

            6.7 MATERIAL AGREEMENTS. To the best of Seller's knowledge,in all material respects: (i) all Material Agreements are identified in Exhibit I;
(ii) the Material Agreements are in full force and effect and are the valid and legally binding obligations of the parties thereto; (iii) Seller is not in breach or default with respect to any material obligations pursuant to any Material Agreement or any regulations incorporated therein or governing same;
(iv) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties and joint interest or other billings under unit or operating agreements) due thereunder have been made by Seller or will be made by Seller prior to Closing; (v) no other party of any Material Agreement (or any successor in interest thereto) is in breach or default with respect to any of its material obligations thereunder; and (vi) neither Seller nor any other party to any Material Agreement has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Material Agreement or the Leases or any provision thereof.

            6.8 TAXES. All ad valorem, property, production, severance, net proceeds, excise and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid, unless contested in good faith by appropriate proceeding. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good faith by appropriate proceeding.

            6.9 TAX PARTNERSHIPS. To the best of Seller's knowledge, the Assets are not subject to any tax partnership or other agreement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code").

            6.10 LEASE MAINTENANCE. To the best of Seller's knowledge, all material royalties (other than royalties in suspense), rentals and other payments due under the Leases have been properly and timely paid, all conditions necessary to keep the Leases in force have been fully performed, no notices have been received by Seller of any claim to the contrary and all of the Leases are in full force and effect.

            6.11 GAS IMBALANCES. To the best of Seller's knowledge, (i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a "take or pay" or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor, (ii) Seller has not produced a share of gas greater than its ownership percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar arrangement to allow under-produced parties to come back into balance and (iii) as of the Effective Time, there are no pipeline imbalances, such that the net of such imbalances is an overdelivery or underdelivery imbalance.

            6.12  COMPLIANCE WITH LAWS, ETC. To the best of Seller's knowledge,
(i) all material valid laws, regulations and orders of all governmental agencies having jurisdiction over the Assets have been and shall continue to be complied with until the Closing, and (ii) all material necessary permits from and reports to governmental agencies having jurisdiction in connection with the Assets have been obtained and have been timely, properly and accurately made and will continue to be timely, properly and accurately made through Closing, except as set forth in Exhibit F.

            6.13 OTHER BURDENS. To the best of Seller's knowledge, none of the Assets are subject to any calls on or preferential rights to market or purchase production.

            6.14 CONDITION OF EQUIPMENT. To the best of Seller's knowledge, all of the Wells, facilities and equipment associated with the Assets are: (a) in good operating condition, and (b) not in need of maintenance or repairs.

            6.15 NO CHANGES. To the best of Seller's knowledge, between the date first referenced above and Closing, there has not been, without Buyer's prior written consent:

                  (a)   A waiver of any right relating to the Assets;

                  (b)   A sale, lease or other disposition of the Assets;

                  (c) A mortgage, pledge or grant of a lien or security interest in any of the Assets;

                  (d)   A contract for the sale of Hydrocarbons;

                  (e)   A contract between Seller and any of its affiliates; or

                  (f)   A contract or commitment to do any of the foregoing.

            6.16 STATEMENT OF COUNSEL. On or about February 26, 2002, counsel for the adverse parties in the Retained Matters (described in Section 14.5) made a written settlement offer to "sell to Wasatch, without warranty or representation, except that Goal obtained its interest from Regoal or Ed Reott, its judgment liens against Mission for their outstanding balance due and its sheriff certificate and/or deed, which judgment liens have an approximate outstanding balance of approximately $267,685.75."

                                    ARTICLE 7

                     BUYER'S REPRESENTATIONS AND WARRANTIES

            Buyer makes the following representations and warranties:

            7.1 ORGANIZATION AND STANDING. Buyer is a corporation, duly organized, validly existing and in good standing under the law of the State of Maryland and is duly qualified to carry on its business in the State of Utah.

            7.2 POWER. Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of its partnership agreement or other governing documents or of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

            7.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on its part. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

            7.4 LIABILITY FOR BROKERS' FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

            7.5 LITIGATION. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of Buyer's knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement (except for any such action, suit, proceeding, claim or investigation that does not and would not, individually or in the aggregate, have a material adverse effect on the same).

            7.6 SECURITIES LAWS; SOPHISTICATION OF BUYER. The Assets are being acquired solely for Buyer's own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws. Buyer is familiar with the oil and gas business and it is a knowledgeable, experienced and sophisticated investor in securities of companies engaged in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.

            7.7 HOLDING COMPANY. Buyer is not a "holding company," or a "subsidiary company" of a "holding company," or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            7.8 FINANCIAL RESOURCES. Buyer has the financial resources available to close the transaction contemplated by this Agreement without financing that is subject to any material contingency.

            7.9 INDEPENDENT EVALUATION. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine materials made available to it by Seller in Seller's offices in Farmington, Utah with respect to the Assets including without limitation the Records (collectively, the "Background Materials"). The Background Materials are files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller has compiled or generated. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER OR OF THE RIGHT OF ANY PERSON OR ENTITY TO RELY THEREON. Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets. To the extent Buyer deemed appropriate, Buyer's representatives visited Seller's offices and have been given sufficient opportunities to examine the books and records of Seller relating to the Assets. Neither Seller nor its affiliates, agents, representatives or employees shall have any liability to Buyer or its agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the Assets provided by or on behalf of Seller or its agents, representatives or employees. Provided, however, that the foregoing shall not apply to any analysis made by Buyer or obligations of Seller in connection with the matters addressed in Article 6 and Article 14.

                                    ARTICLE 8

                            COVENANTS AND AGREEMENTS

            8.1 COVENANTS AND AGREEMENTS OF SELLER. Seller covenants and agrees with Buyer as follows:

                  (a) Operations Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement from the date of execution hereof to the Closing,

Seller shall use reasonable efforts to maintain and operate the properties in a good and workmanlike manner consistent with past practices, but with no obligation to improve the same from and after the date hereof. Subject to the provisions of Section 2.4, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. To the extent Seller receives written AFEs or actual notice of such, Seller shall notify Buyer of ongoing activities and major capital expenditures in excess of $10,000 per activity net to Seller's interest conducted on the Assets and shall consult with Buyer regarding all such matters and operations.

                  (b) Restriction on Operations. Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise (which, will not be unreasonably withheld, delayed or conditioned), prior to Closing Seller will use good faith efforts within the constraints of the applicable operating agreements and other applicable agreements to not (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) approve any operations on the properties anticipated in any instance to cost the owner of the Assets more than $10,000 per activity net to Seller's interest (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any farmout, farmin or other similar contract affecting the Assets if the net expense to Seller's interest will be in excess of $10,000, (iv) let lapse any insurance now in force with respect to the Assets, or (vi) materially modify or terminate any of the Material Agreements.

                  (c) Marketing. Unless Seller obtains the prior written consent of Buyer to act otherwise, prior to Closing Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of 30 days.

                  (d) Consents. For the purposes of obtaining the written consents required in this Section 8.1, this Section 8.1(d) shall control over
Section 15.3, and Buyer designates the following contact person:

                         Buyer:     Bill Barrett Corporation
                                    1099 18th Street, Suite 2300
                                    Denver, Colorado  80202
                         Attn:      Hunt Walker
                         Telephone: (303) 293-9100
                         Fax:       (303) 291-0420

Such consents may be obtained in writing or fax, or given verbally if confirmed by writing.

                  (e) Status. Seller shall maintain its respective organizational status from the date hereof until the resolution of the Retained Matters (as defined in Section 14.5) and to assure that as of the Closing Date it will not be under any material restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

                  (f) Notices of Claims. Seller shall promptly notify Buyer, if, prior to the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding of the type contemplated in Section 6.6.

                  (g) Compliance with Laws. Prior to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

                  (h) Insurance. Prior to the Closing Date, Seller shall maintain its insurance as such insurance is now in force with respect to the Assets.

                  (i) Resolution of Retained Matters. Seller shall use its best efforts to attempt to resolve the Retained Matters (as defined in Section 14.5) prior to Closing.

            8.2 COVENANTS AND AGREEMENTS OF BUYER. Buyer covenants and agrees with Seller that:

                  (a) Status. Buyer shall maintain its legal status from the date hereof until resolution of the Retained Matters (as defined in Section 14.5 below) . As of the Closing Date, Buyer will not be under any material restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

                  (b) Bonding; Insurance. On or before five (5) days prior to Closing, Buyer shall provide evidence to Seller that Buyer has arranged to have in place, to be effective at Closing and relating to the ownership of the Assets after the Closing (i) all necessary state, federal and local bonds, and (ii) upon Seller's request, insurance as is reasonable and customary in the industry for properties comparable to the Assets.

            8.3   COVENANTS AND AGREEMENTS OF THE PARTIES.

                  (a) Government Reviews and Filings. Before and after the Closing, Seller and Buyer shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Seller's holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

                  (b)   Data and Information.

                        (1) Confidentiality. All data and information obtained from Seller in connection with the transactions contemplated by this Agreement whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction (collectively the "Information") is deemed by the parties to be confidential and proprietary to Seller. Until completion of the Closing (and for a period of two (2) years if Closing should not occur for any reason), except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this covenant by Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

                        (2) Return of Information. If the transaction contemplated by this Agreement does not close on or before the Closing Date, Buyer shall (i) return to Seller all copies of the Information generated by Seller or otherwise in the possession of Buyer obtained under the terms of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3(b)(1); (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses made or generated by Buyer, based on or incorporating the Information. The terms of this Section 8.3(b) shall survive termination of this Agreement.

                        (3) Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of this Section 8.3(b). In such event, Seller will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 8.3(b) or to obtain specific enforcement of such terms.

                  (c) Lavinia Well. If Wasatch acquires the Lavinia 1-32 Well (the "Lavinia Well") from Reott/Goal, within a period of one year after the Effective Time, Buyer will gather and transport Seller's share of gas from the Lavinia Well for a fee comparable to the fee charged other producers on the Gas Gathering System. Further Buyer's pumper will perform the same services for the Lavinia Well at rates comparable to the rates charged for similar services on other wells in the field.

                                    ARTICLE 9

                                   TAX MATTERS

            9.1 APPORTIONMENT OF TAX LIABILITY. "Taxes" shall mean all ad valorem, property, production, excise, conservation, net proceeds, severance, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. With respect to the Assets and all personal property associated therewith, all Taxes shall be prorated between Seller and Buyer as of the Effective Time for all taxable periods that include the Effective Time based upon the date such Taxes are assessed.

            9.2 CALCULATION OF TAX LIABILITY. Consistent with Section 9.1 and with respect to the tax liability apportioned in Section 9.1, if any Taxes are incurred by Seller for a tax period which commences prior to the Effective Time and extends for a period after the Effective Time, then the respective parties' liability, if any, for such Taxes for both the period prior to the Effective Time and the period subsequent to the Effective Time shall be determined by prorating such Taxes to Seller in the ratio that the number of days in the assessment period, as appropriate, before the Effective Time bears to the total number of days in the assessment period, and to the Buyer in the ratio that the number of days in the assessment period on or after the Effective Time bears to the total number of days in the assessment period. Based on the best current information available as of Closing, the proration shall be made between the parties as an adjustment to the Purchase Price in accordance with Section 2.4. Taxes for the Tax Year 2002 will be due and payable by Buyer on or about November 30, 2002, and will include the portion of such 2002 Tax Year during which Seller owned the Assets (i.e., January 1, 2002 through March 31, 2002). Therefore, Seller shall provide an estimate of the 2002 taxes no later than five
(5) days prior to the Closing Date, with reasonable and adequate calculations indicating the basis for such estimate. The parties shall agree to such estimate as a condition of Closing. Buyer shall receive a downward adjustment to the Purchase Price for such estimated amount of Taxes for January 1, 2002 through March 31, 2002. Said estimated amount shall be included in the Preliminary Settlement Statement. Buyer shall not be required to refund any amount to Seller, and Seller shall not be required to pay any additional amount to Buyer in the event the actual 2002 ad valorem taxes are less or greater than such estimate.

            9.3 TAX REPORTS AND RETURNS. For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of
Section 9.1.

            9.4 SALES AND TRANSFER TAXES. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer, and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Buyer shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

            10.1 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions precedent:

                  (a)   All Buyer's representations and warranties contained in
Article 7 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

                  (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing; and

                  (c) Seller shall have received the evidence of bonding and insurance as required in Section 8.2(b).

                  (d) The Total of all Defect Adjustments and Exclusion Adjustments shall not exceed ten percent (10%) of the Purchase Price.

            10.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

                  (a) All representations and warranties of Seller contained in Article 6 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

                  (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing; and

                  (c) The Total of all Defect Adjustments and Exclusion Adjustments, as well as any other downward adjustments under this Agreement (including, without limitation, for any Net Casualty Loss) shall not exceed ten percent (10%) of the Purchase Price.

                  (d) No later than ten (10) days before Closing, Buyer shall have received adequate financial information regarding Wasatch Group, LLC, including but not limited to audited financial statements for calendar year 2001, financial statements for the first quarter of calendar year 2002, and such other supporting documentation as Buyer may request. All such financial information delivered to Buyer shall be maintained as confidential.

                                   ARTICLE 11

                      RIGHT OF TERMINATION AND ABANDONMENT

            11.1 TERMINATION . This Agreement may be terminated in accordance with the following provisions:

                  (a) by Seller, prior to Closing, if the conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or waived by Seller as of the Closing Date;

                  (b) by Buyer, prior to Closing, if the conditions set forth in Section 10.2 are not satisfied through no fault of Buyer or waived by Buyer as of the Closing Date; or

                  (c) by Seller or Buyer, prior to Closing, if, through no fault of the other party, the Closing does not occur on or before the date specified in Section 12.1.

            11.2  LIABILITIES UPON TERMINATION OR BREACH .

                  (a) Buyer's Breach. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section 12.1 by reason of Buyer's failure to tender performance at Closing and Seller is in compliance with the terms of this Agreement and terminates this Agreement, or if Seller terminates this Agreement pursuant to Section 11.1(a), Seller shall retain the Deposit as liquidated damages and Seller shall have no further obligation to Buyer with respect to the Assets or under this Agreement. The remedy set forth herein shall be Seller's sole and exclusive remedy for Buyer's wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have for Buyer's failure to close.

                  (b) Seller's Breach. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section
12.1 by reason of Seller's failure to tender performance at Closing and Buyer is in compliance with the terms of this Agreement and terminates this Agreement, then Buyer shall have the right to demand Seller's specific performance of the transactions contemplated by this Agreement.

                  (c) Termination Without Further Liability. If this Agreement is terminated by the mutual agreement of the parties, if this Agreement is terminated because the conditions set forth in Section 10.1(d) or 11.1(c) are not met, or if this Agreement is terminated pursuant to Section 11.1(b), and Buyer does elect to pursue the remedy set forth in Section 11.2(b), Seller shall return the Deposit to Buyer, and each party shall release the other party for any and all liabilities and obligations under the terms of this Agreement.

                                   ARTICLE 12

                                     CLOSING

            12.1 DATE OF CLOSING. Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the "Closing") shall be held on or before April 30, 2002. The date the Closing actually occurs is called the "Closing Date."

            12.2 PLACE OF CLOSING. The Closing shall be held at the offices of Patton Boggs, 1660 Lincoln Street, Suite 1900, Denver, Colorado, at 9:00 a.m. Mountain Standard Time or at such other time and place as Buyer and Seller may agree in writing.

            12.3 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a)   Seller shall execute, acknowledge and deliver to Buyer
(1) an Assignment, Bill of Sale and Conveyance of the Assets, effective as of the Effective Time to Buyer (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit D conveying the Assets with a special warranty of title, but with no other warranties, express or implied, and in their existing condition "as is, where is"; and (2) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations (collectively, the "Conveyances");

                  (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

                  (c) Buyer shall deliver to Seller the Closing Amount by wire transfer in immediately available funds, or by such other method as may be agreed to by the parties hereto;

                  (d)   Seller shall deliver to Buyer possession of the Assets;

                  (e) Seller and Buyer shall execute and deliver letters in lieu directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time;

                  (f) Buyer shall deliver to Seller evidence of appropriate federal, state and local bonds relating to ownership of the Assets after the Closing and certificates of insurance evidencing that Buyer has obtained appropriate insurance covering the Assets;

                  (g) Seller shall deliver to Buyer a certificate substantiating its non-foreign status in accordance with Treasury Regulations under Section 1445 of the Code, in the form of Exhibit E ("FIRPTA Certificate"); and

                  (h) Buyer shall prepare and Seller shall execute and deliver to Buyer all forms reasonably necessary for Buyer to assume operations on the Assets as agreed to by the parties.

                                   ARTICLE 13

                            POST-CLOSING OBLIGATIONS

            13.1  POST-CLOSING ADJUSTMENTS.

                  (a) As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with GAAP, a final settlement statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "Final Purchase Price"). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before thirty (30) days after receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than fifteen (15) days after receipt by Seller of Buyer's comments to the Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established for a transaction shall be herein called the "Final Settlement Date." If (1) the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference, or (2) the Final Purchase Price applicable to Buyer is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference, in either event by wire transfer of immediately available funds. Payment by Buyer or Seller, as the case may be, shall be within five (5) days of the Final Settlement Date. The Final Settlement Statement and the Final Purchase Price paid thereunder shall be a final settlement as between Buyer and Seller for all adjustments to the Purchase Price.

                  (b) If Seller does not elect to cure or is unable to cure such Title Defects to the reasonable satisfaction of Buyer within forty-five
(45) days after Closing, Buyer shall have the option to either accept assignment of the Asset affected by any such Title Defect, and the Purchase Price shall be adjusted downward by the Actual Defect Value ("TITLE DEFECT ADJUSTMENT"), as applicable, or to exclude such Asset from this Agreement (collectively, the "EXCLUDED ASSETS"). If Buyer elects to exclude such Assets, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Assets, and reflected in the Final Settlement Statement, and Buyer shall reassign such Excluded Assets.

            13.2 RECORDS. Within two (2) business days following the Closing Date, Seller shall make the Records available for pick up by Buyer. Seller may retain copies of the Records and Seller and Seller's predecessors in title shall have the right to review and copy the Records during business hours upon reasonable notice to Buyer. Buyer agrees to not destroy or otherwise dispose of the Records for a period of 6 years after the Closing without giving Seller reasonable notice and an opportunity to copy such Records.

            13.3 TRANSFER AND RECORDING FEES. Buyer shall pay all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

            13.4 ADDITIONAL PROCEEDS AND INVOICES. From and after the Closing, promptly after its receipt thereof, but only to the extent that such proceeds or invoices shall not have been the subject of an adjustment to the Purchase Price,
(i) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that are attributable to the post-Effective Time production of Hydrocarbons from the Assets and to forward all unpaid invoices received by Seller that are attributable to the production of Hydrocarbons from the Assets on or after the Effective Time and (ii) Buyer agrees to pay promptly to Seller any and all proceeds that are attributable to the pre-Effective Time production of Hydrocarbons from the Assets and to forward all unpaid invoices received by Buyer that are attributable to the production of Hydrocarbons from the Assets prior to the Effective Time, including any of such proceeds that were held in suspense by the purchasers of production.

            13.5 FURTHER ASSURANCES. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

            13.6 SUSPENSE FUNDS. With the exception of funds held under legal suspense, Seller agrees to convey and Buyer agrees to receive all suspense funds held by Seller, as of the date Buyer assumes the accounting functions relating to the Assets, for the benefit of royalty, overriding royalty interest (and all other such non-cost bearing interests) and working interest owners attributable to the Assets, and Buyer shall assume and defend, indemnify and hold Seller and its employees harmless from all costs, expenses, claims, demands and causes of action associated with such funds, but only as to the suspense funds actually transferred and not as to any liability resulting from Seller's failure to pay or retain any amounts prior to the Closing Date.

                                   ARTICLE 14

                            ASSUMPTION OF OBLIGATIONS
                               AND INDEMNIFICATION

            14.1 ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY BUYER. UPON CLOSING, BUYER SHALL ASSUME AND PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO (i) THE OWNING, DEVELOPING, EXPLORING, OPERATING OR MAINTAINING OF THE ASSETS OR THE PRODUCING, TRANSPORTING AND MARKETING OF HYDROCARBONS FROM THE ASSETS, RELATING TO PERIODS ON AND AFTER THE EFFECTIVE TIME, INCLUDING WITHOUT LIMITATION, THE PAYMENT OF CAPITAL/LOE/JIB EXPENSES AND TAXES, THE OBLIGATIONS TO PLUG AND ABANDON ALL WELLS AND RECLAIM ALL WELL SITES, THE MAKE-UP AND BALANCING OBLIGATIONS FOR OVERPRODUCTION OF GAS FROM THE WELLS, ALL OBLIGATIONS ARISING UNDER THE MATERIAL AGREEMENTS, AND (II) THE FAILURE OF ANY OF BUYER'S WARRANTIES AND REPRESENTATIONS HEREUNDER TO BE TRUE (COLLECTIVELY, THE "ASSUMED LIABILITIES").

            14.2 BUYER'S INDEMNIFICATION OF SELLER. AFTER THE CLOSING, BUYER SHALL ASSUME ALL RISK, LIABILITY, OBLIGATION AND LOSSES IN CONNECTION WITH, AND SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, AGENTS, BENEFICIARIES, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS FOREVER FROM AND AGAINST

ALL LOSSES (OTHER THAN LOSSES ARISING FROM SELLER'S (a) RETAINED LIABILITIES, AND (b) LIABILITIES FOR ENVIRONMENTAL MATTERS UNDER ARTICLE 5) WHICH ARISE FROM OR IN CONNECTION WITH (i) THE ASSUMED LIABILITIES, (II) ANY MATTER FOR WHICH BUYER HAS AGREED TO INDEMNIFY SELLER IN THIS AGREEMENT, OR (III) ANY BREACH BY BUYER OF THIS AGREEMENT (SUBJECT TO THE LIMITATIONS OF SECTION 11.2). "LOSSES" SHALL MEAN ANY ACTUAL LOSS, COST, EXPENSE, LIABILITY (INCLUDING, CIVIL FINES), DAMAGE, DEMANDS, SUITS, SANCTIONS OF EVERY KIND AND CHARACTER INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, TECHNICAL EXPERTS AND EXPERT WITNESSES REASONABLY INCIDENT TO MATTERS INDEMNIFIED AGAINST. BUYER SHALL BE DEEMED TO HAVE RELEASED SELLER AT THE CLOSING FROM ANY LOSSES FOR WHICH BUYER HAS AGREED TO INDEMNIFY SELLER HEREUNDER.

            14.3  LIABILITIES AND OBLIGATIONS RETAINED BY SELLER. SUBJECT TO
SECTION 13.1, SELLER HEREBY RETAINS AND SHALL PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO (i) THE OWNING, DEVELOPING, EXPLORING, OPERATING OR MAINTAINING OF THE ASSETS OR THE PRODUCING, TRANSPORTING AND MARKETING OF HYDROCARBONS FROM THE ASSETS, RELATING TO PERIODS BEFORE THE EFFECTIVE TIME, INCLUDING WITHOUT LIMITATION, THE PAYMENT OF CAPITAL/LOE/JIB EXPENSES AND TAXES AND ALL OBLIGATIONS ARISING UNDER THE MATERIAL AGREEMENTS, AND (II) THE FAILURE OF ANY OF SELLER'S WARRANTIES AND REPRESENTATIONS HEREUNDER TO BE TRUE (COLLECTIVELY, THE "RETAINED LIABILITIES").

            14.4 SELLER'S INDEMNIFICATION OF BUYER. AFTER THE CLOSING, SELLER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS BUYER, ITS PARTNERS, EMPLOYEES, REPRESENTATIVES, AGENTS, BENEFICIARIES, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS FOREVER FROM AND AGAINST ALL LOSSES (OTHER THAN LOSSES ARISING FROM BUYER'S ASSUMED LIABILITIES) WHICH ARISE FROM OR IN CONNECTION WITH
(i) THE RETAINED LIABILITIES, (II) ANY MATTER FOR WHICH SELLER HAS AGREED TO INDEMNIFY BUYER IN THIS AGREEMENT, OR (III) ANY BREACH BY SELLER OF THIS AGREEMENT (SUBJECT TO THE LIMITATIONS OF SECTION 11.2). "LOSSES" SHALL HAVE THE MEANING SET FORTH IN SECTION 14.2. SELLER SHALL BE DEEMED TO HAVE RELEASED BUYER AT THE CLOSING FROM ANY LOSSES FOR WHICH SELLER HAS AGREED TO INDEMNIFY BUYER HEREUNDER.

            14.5  SELLER'S ADDITIONAL OBLIGATIONS RELATING TO THE RETAINED
MATTERS.

                  (a) Seller's Retention of Obligations. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all risk, liability and obligation associated with the matters described in Exhibit G, including but not limited to those matters encompassed in or relating to the Key Energy Judgment, the J-West Judgment, the Reott Judgment, the Quiet Title Action, the Redeemed Properties, the Motion Properties (as those terms are defined in Exhibit G), the Sheriff's Deed dated March 6, 2002 (attached as Exhibit J) or any other claims raised by Key Energy, J-West or Reott (collectively "the Retained Matters"). Exhibit G sets forth Seller's description of certain portions of the Retained Matters and its incorporation into this Agreement is not intended nor shall it be construed as any agreement by Buyer that Exhibit G is a complete description of all the claims or potential claims or that Seller's assessment of the validity of the claims at issue.

                  (b) Seller's Indemnification of Buyer. Notwithstanding anything to the contrary in this Agreement, Seller shall indemnify, hold harmless and defend Buyer, its successors, and assigns (collectively, "Buyer") from and against all claims, liability, liens, loss and damage (collectively, "Claims") arising out of or directly or indirectly in connection with the Retained Matters, and including without limitation, any costs, expenses and attorneys fees arising out of or caused by such Claims whether or not resulting or alleged to result from the negligence, including sole negligence, or fault of Buyer. Buyer shall also have the right, upon notice to Seller, to assume control of its own defense or other legal representation in connection with any Claim against Buyer and Seller shall reimburse Buyer for all reasonable related costs, expenses and attorneys fees.

                  Claims, within the scope of this Section 14.5, shall specifically include losses incurred by Buyer if the transfer of any portion of the Assets to Buyer is invalidated after Closing, which shall specifically include any increase in the value of the Assets between the Effective Time and the effective date of Buyer's loss of title to the Asset(s) or any portion thereof, as well as any capital improvements, investments or other expenditures made by Buyer in connection with its use of the affected Asset(s).

                  (c) Settlement of Claims. Seller shall not enter into any settlement or other voluntary resolution of Claims within the scope of this
Section 14.5 without the prior written approval of Buyer, which shall not be unreasonably withheld.

                  (d) Escrow Account. Seller shall deposit the amount of Two Hundred Sixty-Seven Thousand Six Hundred Eighty-Five Dollars and Seventy-Five Cents ($267,685.75) into an escrow account (the "Escrow Account"), which shall be maintained until resolution and termination of the Retained Matters and governed by the Escrow Agreement attached as Exhibit K. The initial amount of the Escrow Account is based upon: (i) Seller's representation set forth in
Section 6.16 and (ii) the assumption of obligations set forth in Section 14.7 and the financial information provided to Buyer, pursuant to Section 10.2(d), by Wasatch Group, LLC.

The Escrow Account will be held by Patton Boggs and interest on the funds in the Escrow Account will be the property of the party to whom the funds are ultimately released. Funds in the Escrow Account shall be utilized to pay for the following: (i) any approved settlements reached or final judgments entered in the Retained Matters; (ii) defense or other legal costs of Buyer if Seller fails to reimburse Buyer for costs incurred within 30 days; (iii) indemnification of Buyer for Claims if Seller. Provided, however, that if Buyer utilizes funds in the Escrow Account for payment of defense or other legal costs, then Seller shall be obligated to deposit additional funds into the account within 15 days or Seller shall be in material breach of this Agreement. Provided, further, that if Buyer determines, in its reasonable discretion, that the potential cost of Claims associated with the Retained Matters will exceed $267,685.75, then Buyer shall notify Seller and Seller shall contribute such additional funding as Buyer may required to the Escrow Account within 30 days of such notice.

                  (e) No Limitations. Notwithstanding anything to the contrary in this Agreement, Seller's obligations under this Article 14.5 shall not be subject to any limitations as to types of damages or other limitations of liability, including but not limited to those set forth in Articles 2, 4, 13 and other portions of this Article 14.

                  (f) Release of Buyer. Seller hereby releases Buyer from and shall indemnify Buyer for any obligation to reimburse or refund income or other benefit derived by Buyer from any Assets affected by the Retained Matters if the transfer of such Assets to Buyer is declared void or otherwise ineffective.

                  (g) Survival The obligations set forth in this Article 14.5 shall survive Closing and/or the termination of this Agreement.

            14.6 RESERVATION AS TO NON-PARTIES. Nothing herein is intended to limit or otherwise waive any recourse Buyer (or Seller) may have against any non-party for any obligations or liabilities which may be incurred with respect to the Assets.

            14.7 PARENT GUARANTEE; JOINT AND SEVERAL LIABILITY. By its execution of this Agreement, Wasatch Group, LLC, the parent corporation of both Wasatch Oil & Gas, LLC, and Wasatch Gas Gathering, LLC, fully guarantees the performance of both Wasatch Oil & Gas, LLC, and Wasatch Gas Gathering, LLC, wholly-owned subsidiaries of Wasatch Group, LLC, pursuant to the terms and conditions of this Agreement.

                                   ARTICLE 15

                                  MISCELLANEOUS

            15.1 EXHIBITS. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

            15.2 EXPENSES. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

            15.3 NOTICES. Except as provided in Section 8.1(d), all notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if sent by certified mail, return receipt requested, three (3) days after sending, or (iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

                        IF TO SELLER:

                             Wasatch Oil & Gas
                             P.O. Box 699
                             Farmington, Utah  84025-0699
                             Attn: Todd D. Cusick
                             Telephone:  (801) 451-9200
                             Fax:  (801) 451-9204

                        IF TO BUYER:

                             Bill Barrett Corporation
                             1099 18th Street, Suite 2300
                             Denver, Colorado  80202
                             Attn:  Hunt Walker
                             Telephone: (303) 293-9100
                             Fax:  (303) 291-0420

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

            15.4 AMENDMENTS. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

            15.5 ASSIGNMENT. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless with Seller's advance written consent and except if Buyer continues to remain liable for the performance of its obligations hereunder; provided that Buyer may not assign the benefits of Seller's indemnity given pursuant to Article 5 and any permitted assignment shall not include such benefits. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Buyer for all purposes under this Agreement.

            15.6 ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

            15.7 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

            15.8 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.

            15.9 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

            15.10 GOVERNING LAW. This Agreement and the transactions contemplated hereby and any litigation, arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the law of the State of Utah.

            15.11 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among the parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

            15.12 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

            15.13 SURVIVAL. The representations and warranties of the parties contained in this Agreement shall survive the execution and Closing of this Agreement for a period of one (1) year following the Closing Date. The representations and warranties shall terminate after such date and neither Buyer nor Seller shall have any further liability or obligation except to the extent notice of breach thereof shall have been given prior to any such termination. Provided however, that the foregoing shall not apply to Seller's representations and warranties as they relate to the Retained Matters (as defined in Section 14.5), including but not limited to the representations and warranties set forth in Section 6.2 and 6.6.

            15.14 CLOSING CONDITIONS. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived for purposes of Closing.

            15.15 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

            15.16 LIKE-KIND EXCHANGE. Notwithstanding anything contained in this Agreement to the contrary, Seller and Buyer hereby acknowledge and agree that if either party desires to complete the purchase of the Subject Property to effect a qualified like-kind exchange for other property ("Exchange Property") in a transaction that qualifies as a deferred exchange in accordance with Section 1031 of the Internal Revenue Code and regulations thereunder then each party agrees to reasonably cooperate with the other in effecting a qualified like-kind exchange, including the execution of reasonable documents deemed necessary to qualify the transaction as a deferred exchange; provided, however, it is specifically agreed that the non-exchanging party shall be an accommodating party only and shall not incur any liability or expense as a result of such qualified deferred exchange, and that it shall be the sole responsibility of exchanging party to locate and identify the exchange property.

            15.17 JOINT AND SEVERAL LIABILITY. In the event Buyer asserts a claim of indemnity or breach of representations or the terms and conditions of this Agreement and liability is found with respect to such claim, Wasatch Oil & Gas, LLC and Wasatch Gas Gathering, LLC shall be jointly and severally liable to Buyer.

            15.18 INFORMATION PROVIDED BY SELLER. THE INFORMATION FURNISHED BY SELLER TO BUYER DOES NOT PURPORT TO CONTAIN ALL OF THE INFORMATION NECESSARY TO PROPERLY EVALUATE THIS TRANSACTION. BUYER ACKNOWLEDGES AND AGREES THAT IT WILL CONDUCT ITS OWN INDEPENDENT ANALYSIS OF THE DATA AVAILABLE FROM PUBLIC RECORDS AND SOURCES. ANY INFORMATION PROVIDED BY SELLER TO BUYER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE OF BUYER ON SUCH INFORMATION SHALL BE AT BUYER'S SOLE RISK. IN THIS CONNECTION, BUYER REPRESENTS THAT IT IS EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS INDUSTRY AND ABLE TO INDEPENDENTLY EVALUATE THE RISKS AND BENEFITS OF ENGAGING IN THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER ACKNOWLEDGES AND UNDERSTANDS THAT THE ACQUISITION AND OPERATION OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISK, INCLUDING, WITHOUT LIMITATION, THE LOSS OF RESERVES, REDUCED PRODUCTION RATES, LOSS OF REVENUE AND REDUCED PRODUCT PRICE. BUYER SHALL BEAR THE FULL COST OF ANY AND ALL COSTS ASSOCIATED WITH THE APPRAISAL, EVALUATION, EXAMINATION OR ASSIGNMENTS OF THE ASSETS.

            15.19 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY PARTNER, OFFICER, STOCKHOLDER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES OR ANY ENGINEER OR ENGINEERING FIRM, OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE) WHEREVER AND HOWEVER MADE, INCLUDING, BUT NOT LIMITED TO, THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, PRODUCTION OR DELIVERABILITY OF HYDROCARBONS OR RESERVES ATTRIBUTABLE TO THE ASSETS, (B) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS DERIVED FROM THE ASSETS OR (C) ANY GEOLOGICAL, ENGINEERING OR OTHER INTERPRETATIONS OR ECONOMIC VALUATIONS. THE ASSETS ARE SOLD WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF TITLE EXCEPT AS TO PERSONS CLAIMING BY, THROUGH OR UNDER SELLER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OF THE ASSETS AND ANY TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS ARE SOLD "AS IS, WHERE IS," WITH ALL FAULTS AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE, (III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR (IV) CONDITION. THE PARTIES AGREE THAT THE PRECEDING DISCLAIMERS OF WARRANTY ARE "CONSPICUOUS" DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

THE BUYER HAS CONDUCTED, OR PRIOR TO THE CLOSING WILL CONDUCT, SUCH INVESTIGATIONS WITH RESPECT TO THE ASSETS AS THE BUYER DEEMS ADVISABLE, AND HAS SATISFIED, OR PRIOR TO THE CLOSING WILL SATISFY ITSELF WITH RESPECT TO THE ASSETS, ANY SELLER PERSONAL PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE BUYER SHALL AND HEREBY RELEASES THE SELLER FROM, AND WAIVES ANY CLAIM AGAINST THE SELLER FOR, ANY LIABILITY OR OBLIGATION REGARDING OR FOR ANY AND ALL ENVIRONMENTAL CONDITIONS OR HAZARDOUS MATERIALS ON OR ABOUT THE SUBJECT PROPERTY. FURTHER, NOTWITHSTANDING ANY OTHER TERM OR CONDITION OF THIS AGREEMENT, THE BUYER SHALL AND HEREBY RELEASES THE SELLER FROM, AND WAIVES ANY CLAIM AGAINST THE SELLER FOR, ANY LIABILITY OR OBLIGATION REGARDING OR FOR ANY AND ALL ENVIRONMENTAL CONDITION OR HAZARDOUS MATERIAL ON OR ABOUT THE SUBJECT PROPERTY.

FOR THE PURPOSES OF THIS AGREEMENT, "ENVIRONMENTAL CONDITION" MEANS (I) CONTAMINATION OR POLLUTION OF SOIL, AIR, OR SURFACE OR GROUNDWATERS, (II) THE DISPOSAL, PLACEMENT, EXISTENCE, PRESENCE OR RELEASE OR THREAT OF RELEASE OF A HAZARDOUS MATERIAL AND THE AFFECT THEREOF, (III) NONCOMPLIANCE WITH OR VIOLATION OF APPLICABLE LAW INCLUDING, WITHOUT LIMITATION, ANY LACK OR REQUIRED GOVERNMENTAL PERMITS OR APPROVALS, "HAZARDOUS MATERIAL" MEANS (I) ANY SUBSTANCE, THE PRESENCE OF WHICH REQUIRES INVESTIGATION, REMEDIATION, OR OTHER RESPONSE OR CORRECTIVE ACTION UNDER APPLICABLE LAW, OR (II) ANY SUBSTANCE WHICH IS DEFINED AS A HAZARDOUS WASTE, HAZARDOUS SUBSTANCE, EXTREMELY HAZARDOUS SUBSTANCE, HAZARDOUS MATERIAL, HAZARDOUS MATTER, HAZARDOUS CHEMICAL, TOXIC SUBSTANCE, TOXIC CHEMICAL, POLLUTANT OR CONTAMINANT, OR OTHER SIMILAR TERM, IN OR PURSUANT TO APPLICABLE LAW, OR (III) ANY ASBESTOS OR ASBESTOS-CONTAINING MATERIAL, PCBS OR EQUIPMENT OR ARTICLES CONTAINING PCBS, PETROLEUM, DIESEL FUEL, GASOLINE OR OTHER PETROLEUM HYDROCARBONS, AND "APPLICABLE LAW" MEANS ALL EXISTING FEDERAL, STATE OR LOCAL LAWS, COMMON LAW, STATUTES OR REGULATIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO THE PROTECTION OF HUMAN HEALTH AND SAFETY, PROTECTION OF THE ENVIRONMENT, OR PREVENTION OF POLLUTION.

            15.20 DISPUTE RESOLUTION. If the parties are unable to resolve a dispute as to the any matter arising under this Agreement, then, upon 15 days notice of either party, the parties shall submit the dispute to binding arbitration in Sale Lake County, Utah, to be conducted by an arbitrator mutually agreeable by Seller and Buyer in accordance with the following procedures. If Seller and Buyer cannot mutually agree on the selection of an arbitrator after 30 days, the arbitrator shall be selected by the American Arbitration Association. No later than 30 days after initiating the arbitration procedure, the arbitrator shall conduct a hearing, at which time the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. The arbitrator shall render its decision specifically addressing and resolving the matter in dispute within 15 days after the hearing. A decision may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.

            15.21 LIMITATION OF LIABILITY. In no event shall either party be liable to the other for special, indirect, incidental or consequential damages, whether arising in contract, tort or otherwise (including negligence, warranty and strict liability); provided, however, that this limitation shall not apply to the obligations of the parties under Section 14.

                  Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.

SELLER:                                                 BUYER:

WASATCH OIL & GAS, LLC                                  BILL BARRETT CORPORATION

By /s/ Todd D. Cusick                       By  /s/ Fredrick J. Barrett
   ------------------                           -----------------------
   Todd D. Cusick                           Name:  Fredrick J. Barrett
   President                                Title:  President

WASATCH GAS GATHERING, LLC

By /s/ Todd D. Cusick
   ------------------
   Todd D. Cusick
   President

WASATCH GROUP, LLC

By /s/ Todd D. Cusick
   ------------------
   Todd D. Cusick
   President